Exhibit 5.1

October 8, 2014

Board of Directors
Banner Corporation
10 S. First Avenue
Walla Walla, Washington 99362

Re:	Banner Corporation
Registration Statement on Form S-4

To the Board of Directors:

You have requested our opinion as special counsel for Banner Corporation, a Washington corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to 1,319,995 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), pursuant to the Agreement and Plan of Merger dated August 7, 2014, by and among the Company and Siuslaw Financial Group, Inc. (the “Merger Agreement”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the articles of incorporation of the Company as currently in effect; (iii) the bylaws of the Company as currently in effect; (iv) the Merger Agreement; (v) certain resolutions of the Board of Directors of the Company relating to the Merger Agreement and the issuance of the securities covered by the Registration Statement; and (vi) such other documents, corporate records and instruments as we have deemed necessary or appropriate in connection with the issuance of this opinion.

Based on and subject to the foregoing, and assuming that: (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Shares are issued as contemplated by the Registration Statement; and (iii) the Shares will be issued in the manner stated in the Registration Statement; we are of opinion that:

1.	The Shares, or any portion thereof, that will be issued as provided in the Merger Agreement will be validly issued, fully paid and non assessable.

Securities and Exchange Commission
October 8, 2014

       We express no opinion as to laws other than the laws of the State of Washington with respect to the opinions set forth in paragraph (1) above, including the provisions of the Washington State Constitution and the reported judicial decisions interpreting such law.  No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any other state or any foreign jurisdiction.

We hereby consent to the reference to us under the heading “Legal Matters” in the Registration Statement and the proxy statement/prospectus included therein and to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/BREYER & ASSOCIATES PC

BREYER & ASSOCIATES PC